TIAA-CREF Funds
Funds of Funds
Form N-SAR for the semi-annual period ended November 30, 2014


Item 77 Q1. Other Exhibit

77Q1(e)Amendment to Investment Management Agreement
On September 25, 2014, under Conformed Submission 485BPOS, accession number, 0000930413-14-004160, a copy of the Form of Amendment dated September 26, 2014 to the Investment Management Agreement between Teachers Advisors, Inc. and the TIAA-CREF Funds (the Trust) in connection with the TIAA-CREF Emerging Markets Debt Fund, TIAA-CREF Lifecycle 2060 Fund and TIAA-CREF Lifecycle 2060 Index Fund was previously filed with the SEC as exhibit 99.D(65) to the Trust's Registration Statement. This Amendment is incorporated herein by reference as an exhibit to Sub-Item 77Q1(e) of Form N-SAR.